INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

NUMBER

E MED FUTURE INC.

SHARES

900,000,000 SHARES AUTHORIZED COMMON STOCK
$.001 PAR VALUE

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

~ SHARES OF **E MED FUTURE INC.** COMMON STOCK ~

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

CORPORATE Seal

Countersigned:
Standard Registrar & Transfer Company, Inc.
440 East 400 South, Suite 200
Salt Lake City, UT 84111

By ______________________
Authorized Signature